EXHIBIT 99.1

10172 Linn Station Road Louisville, Kentucky 40223 (502) 426-4800
Contact: Gregory A. Wells, Executive Vice President and CFO	Date: June 23, 2009

FOR IMMEDIATE RELEASE

NTS Realty Holdings Limited Partnership Announces the Sale of Outlet Mall Property to an Unaffiliated Purchaser

Louisville, KY (June 23, 2009) (NYSE Amex: NLP) – NTS Realty Holdings Limited Partnership (the “Company”) announced today that after the close of business on June 22, 2009, it entered into an agreement (the “Agreement”) to sell the Company’s Outlet Mall property to an unaffiliated third party. The property is a 162,000 square foot mall located on approximately 13.09 acres visible from Interstate 64 in Louisville, Kentucky (the “Outlet Mall”). The purchaser is an affiliate of the current tenant, Garden Ridge L.P., which occupies 100% of the Outlet Mall.

Pursuant to the Agreement, the Company is scheduled to receive $4.0 million in cash if the sale is completed. The proposed purchaser is entitled to conduct due diligence on the property until August 21, 2009, and, if satisfied, must close on March 12, 2010, to coincide with the expiration of the tenant’s lease. The Company intends to use the proceeds from the sale to repay outstanding debt and for general capital requirements.

About NTS Realty Holdings Limited Partnership

The Company directly, as a tenant in common with unaffiliated co-owners, or as a majority joint venture partner with an affiliate, currently owns twenty-four properties comprised of fourteen multifamily properties, seven office buildings and business centers and three retail properties. The properties are located in and around Louisville and Lexington, Kentucky, Nashville and Cordova, Tennessee, Richmond, Virginia, Fort Lauderdale and Orlando, Florida, Indianapolis, Indiana and Atlanta, Georgia. The Company’s limited partnership units are listed on the NYSE – Amex platform under the trading symbol of “NLP.”

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that can be identified by the use of words like “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.” These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control. Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s most recent annual report on Form 10-K, which was filed on March 31, 2009, and registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

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